EXHIBIT 99.1

CONSENT OF DIRECTOR NOMINEE

I hereby consent to the use of my name, disclosure regarding my agreement to join the Board of Directors of CastlePoint Holdings, Ltd. (the “Company”) upon the consummation of the Company’s initial public offering, and the disclosure of my biographical information included under the heading “Management” and elsewhere in the Company’s Registration Statement on Form S-1 (File No. 333-139939), originally filed with the Securities and Exchange Commission on January 11, 2007 and in all amendments or supplements thereto.

/s/ Jan R. Van Gorder
Jan R. Van Gorder

Dated March 7, 2007